Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statements (Form S-3, No. 333-265430, Form S-3/A, No. 333-231412, Form S-3, No. 333-193899, and Form S-8, Nos. 333-251233, 333-152136, 333-140182, 333-183746, and 333-216098) of Evolution Petroleum Corporation of our report dated March 2, 2022, relating to the consolidated financial statements of Exaro Energy III LLC for the years ended December 31, 2021 and 2020, which report appears in this Current Report on Form 8-K/A of Evolution Petroleum Corporation dated on June 14, 2022.

/s/ Weaver and Tidwell, L.L.P

Houston, Texas

June 14, 2022